Exhibit 10.1

I N T E R L A K E N   C A P I T A L ,   I N C .

December 4, 2006

Strategic Distribution, Inc.
1414 Radcliffe Street, Suite 300
Bristol, Pennsylvania 19007

Ladies and Gentlemen:

Re:                             Fee Reimbursement

This letter agreement, upon your execution and delivery of a copy hereof to William R. Berkley (“Mr. Berkley”), shall constitute a binding commitment as to the items set forth below in connection with a possible business transaction (the “Transaction”) between Mr. Berkley or an affiliate of Mr. Berkley (collectively, the “Acquiror”) and Strategic Distribution, Inc., a Delaware corporation (the “Company”). The preliminary terms of the Transaction were set forth in a letter dated November 16, 2006 from Mr. Berkley to the Special Committee of the Board of Directors of the Company (the “Proposal”). This letter is intended to be the agreement referred to in the ninth paragraph of the Proposal.

1.             Reimbursement of Expenses. The Company recognizes that the Acquiror may expend considerable money, resources and time in connection with performing its due diligence investigation, and preparing and negotiating definitive documentation relating to the Transaction.  In consideration therefor, and in consideration for deleting the first sentence in the ninth paragraph of the Proposal, in the event that the parties do not (for whatever reason) execute a definitive agreement providing for the Transaction, the Company hereby agrees to reimburse Mr. Berkley and his Representatives (as defined below) for all reasonable out-of-pocket third party expenses, up to a maximum (the “Reimbursement Maximum”) of $250,000, incurred in connection with the Transaction, including but not limited to (i) travel costs, (ii) document production and other expenses of this type, and (iii) the fees of outside counsel and other outside professional advisors retained by Mr. Berkley and/or the Acquiror.  All payments to be made by the Company pursuant to this letter agreement shall be made promptly after demand by Mr. Berkley and receipt by the Company of an invoice in reasonable detail, specifying such payments for which reimbursement is sought by Mr. Berkley hereunder.   As used in this letter agreement, “Representatives” means, as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, banks, attorneys, accountants and their respective Representatives).

2.             Miscellaneous.

2.1          Unless and until a definitive agreement relating to a Transaction has been executed and delivered by the parties hereto, neither party hereto shall be under any legal or equitable obligation, or have any other liability to the other party of any nature whatsoever, with respect to the Transaction, including, without limitation, any obligation to negotiate or enter into any such definitive agreement, by virtue of this letter agreement or otherwise, other than with respect to the matters specifically set forth in this letter agreement.

2.2          This letter agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether oral or written, between the parties relating to the same and all past courses of dealing or industry custom.

475 STEAMBOAT ROAD, GREENWICH, CT  06830    TEL:  203.629.8750    FAX: 203.629.8554

2.3          No amendment, modification or waiver of any provision of this letter agreement shall be effective unless in writing and signed by duly authorized signatories of both parties.  The waiver by either party of a breach of or a default under any provision of this letter agreement shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this letter agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power, privilege or remedy that it has or may have hereunder operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise of any such right, power, privilege or remedy hereunder.

2.4          This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.  Any and all actions or proceedings seeking to enforce any provision of, or based on any right arising out of, this letter agreement shall be brought in the courts of the State of Delaware, including Federal Courts located therein, should Federal jurisdiction requirements exist.  Each party consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.  Each party specifically waives any right to a jury trial with respect to any matter arising under this letter agreement.

2.5          In the event that any of the provisions of this letter agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions hereof shall remain in full force and effect and such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, and shall in no way be affected, impaired or invalidated.

2.6          This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

2.7          All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly delivered one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service addressed to the intended recipient as set forth below:

If to the Company: Strategic Distribution, Inc. 1414 Radcliffe Street, Suite 300 Bristol, PA 19007Attn: President	Copy to: Andrews Kurth LLP 600 Travis Suite 4200 Houston, TX 77002 Attn: Robert Jewell, Esq.

If to Mr. Berkley: William R. Berkley c/o Interlaken Capital, Inc. 475 Steamboat Road, 2nd Floor Greenwich, CT 06830	Copy to: William Mahone, Esq. c/o Interlaken Capital, Inc. 475 Steamboat Road, 2nd Floor Greenwich, CT 06830

and

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 Attn: Jay Bothwick, Esq.

Either party may give any notice, request, demand, claim, or other communication hereunder using any other means (including registered or certified mail, personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Either party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

Please confirm your agreement with the foregoing by signing a duplicate copy of this letter where indicated below and returning the same to the undersigned by fax, with the signed original following by mail.

Sincerely yours,

/s/ William R. Berkley
William R. Berkley

Accepted and Agreed:

Strategic Distribution, Inc.

By:	/s/ Donald C.Woodring
Name: Donald C.Woodring
Title: President and Chief Executive Officer